Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Second Quarter Fiscal 2017 Financial Results

~2Q17 Net Sales of $82.7 million

~2Q17 Nutritional Food sales of $76.4 million

Qingdao, China and Rockville, Md. – November 9, 2016 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the second quarter of fiscal 2017 ended September 30, 2016.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our sales in second quarter of fiscal 2017 decreased 5% from the prior year period due to delays at our French project, as distributors reduced order volumes for our domestically produced infant formula products to await delivery of our 100% French-produced infant formula. Despite this challenge in supply chain management, we are glad to see strong positive market acceptance of our ‘made in France’ products, particularly our Super brand series. In addition, we have observed some initial signs of market consolidation after the new infant formula production regulation was announced by the Chinese government in June 2016, and believe that such acceptance also indicates an increased willingness of distributors and mom-and-baby stores to shift more sales to larger manufacturers and brands which can more easily adhere to the new regulations.”

Mr. Zhang continued, “In September, we held a grand opening ceremony for the official opening of our French facility. We have received all required production licenses as well as import accreditations by China's Certification and Accreditation Administration for infant formula and general dairy products and now expect our French facility to produce a steady volume of qualified power and infant formula products in the third quarter of fiscal 2017. We remain confident that the premium products produced and imported from our French facility will enable Synutra to capitalize on consolidation opportunities and expanding our market share under new government regulations.”

Second Quarter Fiscal 2017 Financial Results

Net sales were $82.7 million for the second quarter of fiscal 2017, a decrease of 5.3% from $87.3 million in the second quarter of fiscal 2016. Net sales from the Company’s Nutritional Food segment, which mainly includes branded powdered formula products and liquid milk products, were $76.4 million, or 92.4% of net sales, in the second quarter. This represents a decrease of 2.4% from the prior year period’s sales of $78.3 million, or 89.6% of net sales. This decrease was mainly attributable to an 8.1% decrease in powered formula products by volume, partially offset by a 0.6% increase in average selling price. Sales of powdered formula products decreased to 5,808 metric tons in the second quarter, compared to 6,322 metric tons in the prior year period. The decrease was primarily due to reduced orders in anticipation of made-in-France products as mentioned above. Average selling price (“ASP”) was $12,457 per metric ton, compared to $12,380 per metric ton in the prior year period. The increase in ASP was due to a significant decrease in discounts, as the Company attempted to firm up the retail prices of its existing products in preparation of launching its French made products, which more than offset the negative impact of exchange rate changes. In addition, this quarter’s sales under the Nutritional Food segment included a $4.0 million contribution from the sales of ultra high temperature (“UHT”) liquid milk products under the Dutch Cow brand which we launched in the fourth quarter of fiscal 2016. The Company has seen a steady increase in monthly shipment volume of this product since launching.

Net sales from the Nutritional Supplement segment were $4.9 million, or 5.9% of net sales, compared to $8.1 million, or 9.2% of net sales, in the prior year period. This segment mainly consists of ingredients such as chondroitin sulfate sold to certain international pharmaceutical companies. The decrease was primarily due to a temporary halt of orders by two major customers of this segment, as they re-adjust their own raw material inventory management. In August 2016 the two customers resumed orders at levels consistent with comparable periods of last year, and has remained so since then.

Net sales from Other Business, which mainly includes imported whole milk powder and whey protein powder sold to industrial customers, were $1.4 million, or 1.7% of net sales, in the second quarter of fiscal 2017, compared to $1.0 million, or 1.2% of net sales, in the prior year period. Sales under this segment are opportunistic and fluctuate from quarter to quarter.

Gross profit was $37.3 million in the second quarter of fiscal 2017, compared to $40.6 million in the prior year period. Gross margin for the Nutritional Food segment was 49.4%, a decrease from 51.6% in the prior year period, primarily due to the newly launched liquid milk products which carried a slightly negative margin due to greater promotional activity during the launch period. Gross margin was 45.1%, a decrease from 46.5% in the prior year period. In addition to the decline in gross margin for the Nutritional Food segment, overall gross margin was negatively impacted by the negative gross margin for Other Business segment.

Selling and distribution expenses were $13.2 million in the second quarter of fiscal 2017, compared to $13.8 million in the prior year period. The decrease was primarily due to lower employee bonus costs associated with lower sales. Advertising and promotional expenses were $9.8 million in the second quarter, compared to $7.8 million in the prior year period. The increase was mainly due to a local government subsidy of $3.4 million, which was recorded as deduction of promotion expenses during the quarter ended September 30, 2015. Selling and distribution, and advertising and promotion expenses combined accounted for 27.8% of sales, compared to 24.8% in the prior year period.

Income from operations was $7.2 million, or 8.7% of sales, in the fiscal second quarter, compared to $12.9 million, or 14.7% of sales, in the prior year period.

Net foreign currency exchange loss was $2.0 million in the second quarter of fiscal 2017, compared to $8.9 million in the prior year period. This loss was primarily due to the depreciation of the RMB against the USD and the Euro as one of the Company’s PRC subsidiaries, whose functional currency is RMB, had borrowed significant loans denominated in USD and Euro.

Net income was $2.8 million, compared to $0.6 million in the prior year period. Net income attributable to common stockholders was $2.8 million in the second quarter of fiscal year 2017, or $0.05 per basic share, compared to $0.5 million, or $0.01 per basic share, in the prior year period.

First Half Fiscal 2017 Financial Results

Net sales for the first half of fiscal 2017 were $160.6 million, compared to $169.7 million in the prior year period. Net sales from the Nutritional Food segment were $150.8 million, or 93.9% of net sales, compared to $152.0 million, or 89.6% of net sales, in the prior year period.

Gross profit was $71.3 million for first half of fiscal 2017, a decrease of 13.6% from $82.5 million in the prior year period. Gross margin decreased to 44.4% from 48.6% in the prior year period.

Income from operations was $12.0 million for the first half of fiscal 2017, compared to $25.4 million in the prior year period. Included in the first half fiscal 2017 operating income was a $2.8 million loss on purchase contract as the Company’s French facility was not able to begin taking in raw milk from suppliers from the previously agreed to date, and therefore had to pay the supplier or third party processors to process the raw milk. The Company no longer had loss on the purchase contract from June 2016 after its milk processing tower began trial operations.

Net income was $2.6 million, compared to $8.6 million in the prior year period. Net income attributable common stockholders was $2.8 million for the first half of fiscal 2017, or $0.05 per basic share, compared to $8.1 million, or $0.14 per basic share, in the prior year period.

Balance Sheet

As of September 30, 2016, the Company had cash and cash equivalents of $43.6 million and restricted cash of $203.3 million, including the current and non-current portions. Net accounts receivable increased to $19.6 million from $18.6 million as of June 30, 2016. The Company’s inventory position increased to $120.3 million from $108.5 million as of June 30, 2016, as the Company is still in the process of streamlining its inventory management at the French facility. Total debt was $532.3 million, including $125.8 million of short-term debt and $79.8 million of long-term debt due within one year, representing a decrease of $3.3 million from last quarter. Net debt, which is total debt net of cash and restricted cash, increased to $285.5 million from $241.6 million as of June 30, 2016.

Fiscal 2017 Financial Outlook

Prior fiscal 2017 guidance was based on the expectation that the Company’s French project would commence formal operations with stable production in September 2016. Given the impact associated with additional French project production delays, the Company expects to generate lower sales from bulk milk and whey protein powder from the French facility this year, and is therefore adjusting its fiscal 2017 sales outlook from the previously announced $450 to $500 million to total net sales of between $400 and $450 million. However, since the bulk powder sales are generally only marginally profitable, and given the strong acceptance to the Company’s made-in-France products, it still expects to generate net profit of between $10 and $15 million. This outlook is based on the current expectation that the French facility will start to supply both infant formula products and bulk powder products in regular volumes in November, thereby catching the high order season of Chinese New Year, and that there is no further material depreciation of the RMB to the US dollar. Any further delays at the French facility or any material fluctuations to this exchange rate could further impact the Company’s fiscal 2017 forecast. Synutra remains highly optimistic about its growth potential as its made-in-France products become widely available for retail sales in the China market.

Conference Call Details

The Company will hold a conference call on Thursday, November 10, 2016 at 8:00 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	13559249

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of September 30, 2016, this network comprised over 960 independent distributors and over 280 independent sub-distributors who sell Synutra products in approximately 26,900 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Synutra International, Inc.

Consolidated Balance Sheets

Dollars and shares in thousands, except per share data

	September 30, 2016	March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$43,598	$102,667
Restricted cash	44,575	77,787
Accounts receivable	19,594	29,911
Inventories	120,326	98,360
Due from related parties	2,268	2,486
Receivable from disposal of subsidiaries	1,110	1,161
Deferred tax assets	15,269	15,781
Prepayments and other current assets	45,975	30,675
Investment held at trust	3,171	3,169

Total current assets	295,886	361,997

Property, plant and equipment, net	312,741	294,185
Land use rights, net	8,164	8,541
Intangible assets, net	2,973	2,661
Restricted cash	158,705	128,397
Due from related parties	383	2,223
Deferred tax assets	4,372	3,481
Long-term loan receivable	7,487	9,286
Other non-current assets	11,355	6,326

TOTAL ASSETS	$802,066	$817,097

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$125,831	$95,175
Long-term debt due within one year	79,801	95,504
Accounts payable	47,289	76,862
Income taxes payables	188	2,721
Due to related parties	83	132
Advances from customers	24,211	25,186
Other current liabilities	41,812	49,617

Total current liabilities	319,215	345,197

Long-term debt	326,704	315,512
Deferred government subsidies	6,914	7,196
Capital lease obligations	6,724	7,315
Other long-term liabilities	4,703	5,077

Total liabilities	664,260	680,297

Equity:
Common stockholders’ equity:
Common stock, $.0001 par value: 250,000 shares authorized, 57,301 shares issued; 56,691 shares outstanding as of both September 30, 2016 and March 31, 2016	6	6
Additional paid-in capital	134,693	134,693
Accumulated deficit	-12,010	-14,810
Accumulated other comprehensive income	10,623	13,352

Total common stockholders’ equity	133,312	133,241

Noncontrolling interest	4,494	3,559

Total equity	137,806	136,800

TOTAL LIABILITIES AND EQUITY	$802,066	$817,097

Synutra International, Inc.

Consolidated Statements of Operations

Dollars in thousands, except per share data

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015

Net sales	$82,704	$87,348	$160,569	$169,677
- including sales to related parties	2,268	3,238	7,087	5,353
Cost of sales	45,365	46,753	89,252	87,140

Gross profit	37,339	40,595	71,317	82,537

Selling and distribution expenses	13,194	13,832	24,693	26,568
Advertising and promotion expenses	9,777	7,800	17,067	18,086
General and administrative expenses	7,346	6,203	14,944	12,701
Loss on supply contract	0	0	2,833	0
Government subsidies	163	122	257	202

Income from operations	7,185	12,882	12,037	25,384

Interest expense	3,470	4,194	6,891	8,378
Interest income	1,891	2,188	3,801	4,534
Foreign currency exchange loss, net	(1,971)	(8,883)	(4,328)	(8,552)
Other expense, net	(108)	(213)	(187)	(420)

Income before income tax expense	3,527	1,780	4,432	12,568

Income tax expense	722	1,141	1,783	3,931

Net income	2,805	639	2,649	8,637

Net income (loss) attributable to the noncontrolling interest	48	130	(151)	535

Net income attributable to common stockholders	$2,757	$509	$2,800	$8,102

Weighted average common stock outstanding - basic and diluted	56,691	57,291	56,691	57,296
Earnings per share - basic and diluted	$0.05	$0.01	$0.05	$0.14